Exhibit 10(i)(A)(21)

AMENDED AND RESTATED RECEIVABLES SALE AND CONTRIBUTION

AGREEMENT

DATED AS OF SEPTEMBER 2, 2003

BETWEEN

ACUITY LIGHTING GROUP, INC., SUCCESSOR TO NATIONAL SERVICE INDUSTRIES, INC.,

AS SELLER,

AND

ACUITY UNLIMITED, INC., FORMERLY KNOWN AS L&C FUNDING, INC.,

AS BUYER

ARTICLE I AMOUNTS AND TERMS OF THE PURCHASE		2

Section 1.1	[Reserved]	2

Section 1.2	Purchases of Receivables	2

Section 1.3	Payment for the Purchases	3

Section 1.4	Purchase Price Credit Adjustments	3

Section 1.5	Payments and Computations, Etc.	4

Section 1.6	Transfer of Records	4

Section 1.7	Characterization	5

ARTICLE II REPRESENTATIONS AND WARRANTIES		5

Section 2.1	Representations and Warranties of ALG	5
(a) Existence and Power		5
(b) Power and Authority; Due Authorization, Execution and Delivery		6
(c) No Bulk Sale		6
(d) Governmental Authorization		6
(e) Actions, Suits		6
(f) Binding Effect		6
(g) Accuracy of Information		6
(h) Use of Proceeds		6
(i) Good Title		7
(j) Perfection		7
(k) Places of Business and Locations of Records		7
(l) Collections		7
(m) Material Adverse Effect		7
(n) Names		7
(o) Not a Holding Company or an Investment Company		7
(p) Compliance with Law		8
(q) Compliance with Credit and Collection Policy		8
(r) Payments to ALG		8
(s) Enforceability of Contracts		8
(t) Accounting		8
(u) Eligible Receivables		8

ARTICLE III CONDITIONS OF PURCHASES		8

Section 3.1	Conditions Precedent to Initial Purchase	8

Section 3.2	Conditions Precedent to All Purchases	9

ARTICLE IV COVENANTS		9

Section 4.1	Affirmative Covenants of ALG	9
(a) Financial Reporting		9

i

(i) Annual Reporting		9
(ii) Quarterly Reporting		10
(iii) Compliance Certificate		10
(iv) Shareholders Statements and Reports		10
(v) S.E.C. Filings		10
(vi) Copies of Notices		10
(vii) Change in Credit and Collection Policy		10
(viii) Other Information		10
(b) Notices		11
(i) Termination Events or Unmatured Termination Events		11
(ii) Defaults Under Other Agreements		11
(iii) ERISA Events		11
(c) Compliance with Laws and Preservation of Existence		11
(d) Audits		11
(e) Keeping and Marking of Records and Books		12
(f) Compliance with Contracts and Credit and Collection Policy		12
(g) [Reserved]		12
(h) Ownership		13
(i) Lenders’ Reliance		13
(j) Collections		13
(k) Taxes		13

Section 4.2	Negative Covenants of ALG	14
(a) Name Change, Offices and Records		14
(b) Change in Payment Instructions to Obligors		14
(c) Modifications to Contracts and Credit and Collection Policy		14
(d) Sales, Liens		14
(e) Accounting for Purchases		15

ARTICLE V TERMINATION EVENTS		15

Section 5.1	Termination Events	15

Section 5.2	Remedies	16

ARTICLE VI INDEMNIFICATION		17

Section 6.1	Indemnities by ALG	17

Section 6.2	Other Costs and Expenses	19

ARTICLE VII MISCELLANEOUS		19

Section 7.1	Waivers and Amendments	19

Section 7.2	Notices	20

Section 7.3	Protection of Ownership Interests of Buyer	20

Section 7.4	Confidentiality of Fee Letter	21

Section 7.5	Bankruptcy Petition	21

ii

EXHIBITS AND SCHEDULES

Exhibit I	–	Definitions

Exhibit II	–	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

Exhibit III	–	Lock-Boxes; Collection Accounts; Collection Banks

Exhibit IV	–	Form of Compliance Certificate

Exhibit V	–	Copy of Credit and Collection Policy

Exhibit VI		Form of Purchase Report

Schedule A		List of Documents to Be Delivered to Buyer Prior to the Initial Purchase

iii

AMENDED AND RESTATED RECEIVABLES SALE AND CONTRIBUTION

AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of September 2, 2003, is by and between Acuity Lighting Group, Inc., a Delaware corporation (“ALG”), and Acuity Unlimited, Inc., a Delaware corporation formerly known as L & C Funding, Inc. (“Buyer”), and amends and restates in its entirety that certain Receivables Sale and Contribution Agreement dated as of September 2, 2003, as amended, originally by and between National Service Industries, Inc., a Georgia corporation (“NSI-Georgia”) and NSI Funding, Inc., a Delaware corporation (“NSI Funding”), as amended by that certain Omnibus Amendment dated as of August 31, 2001, by and between ALG, Buyer, NSI-Georgia, NSI Funding, and the other persons parties thereto, and as assumed by ALG pursuant to that certain Assumption Agreement dated as of August 31, 2001, by and between ALG, Buyer, NSI-Georgia, NSI Funding, and the other persons parties thereto (collectively, the “Existing Agreement”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Credit and Security Agreement).

PRELIMINARY STATEMENTS

Buyer now owns certain accounts receivable that were (i) originated by Acuity Specialty Products Group, Inc., a Delaware corporation (“ASP”), (ii) sold to ALG, and (iii) sold or contributed to Buyer pursuant to the Existing Agreement (together with the proceeds thereof, collectively, the “ASP Receivables”). On the Restatement Effective Date, Buyer will dividend the ASP Receivables to ALG, ALG will dividend the ASP Receivables to Acuity Brands, Inc., a Delaware corporation formerly known as L & C Spinco, Inc. (“ABI”), ABI will contribute them to ASP, and ASP will contribute them to Acuity Enterprise, Inc., a Delaware corporation (“AEI”).

ALG owns, and from time to time hereafter will own, Receivables. ALG wishes to sell and assign all Receivables to Buyer, together with the Related Security and Collections with respect thereto, and Buyer wishes to acquire all such Receivables, Related Security and Collections from ALG.

ALG and Buyer intend the transactions contemplated hereby to be true sales or other outright conveyances of the Receivables from ALG to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and ALG and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to ALG.

On the Restatement Effective Date, Buyer will borrow and pledge its assets pursuant to that certain Credit and Security Agreement dated as of September 2, 2003 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Credit and Security Agreement”) among Buyer and AEI, as Borrowers, ALG and ASP, as initial

Servicers, Blue Ridge Asset Funding Corporation (“Blue Ridge”), the banks and other financial institutions from time to time party thereto as “Liquidity Banks” and Wachovia Bank, National Association or any successor agent appointed pursuant to the terms of the Credit and Security Agreement, as agent for Blue Ridge and such Liquidity Banks (in such capacity, the “Agent”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1 [Reserved].

Section 1.2 Purchases of Receivables.

(a) Effective on each day after the Initial Cutoff Date on which any Receivable is created, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, ALG does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from ALG, all of ALG’s right, title and interest in and to all Receivables existing as of such date, together with all Related Security relating thereto and all Collections thereof.

(b) Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder in accordance with Section 1.3.

(c) It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.4, each sale of Receivables hereunder is made without recourse to ALG; provided, however, that (i) ALG shall be liable to Buyer for all representations, warranties, covenants and indemnities made by ALG pursuant to the terms of the Transaction Documents to which ALG is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer (or the Agent, as its assignee) of any obligation of ALG or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of ALG. In view of the intention of the parties hereto that each transfer of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, ALG agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend stating that Buyer has purchased the Receivables, together with the associated Related Security and Collections, and, to the extent that ALG prepares any stand-alone financial statements, to note in such financial statements that the Receivables, together with the associated Related Security and Collections, have been sold to Buyer.

Section 1.3 Payment for the Purchases.

(a) The Purchase Price for each Purchase of Receivables shall become owing to ALG on the date each such Receivable comes into existence but shall be paid on the next succeeding Settlement Date in the following manner (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by ALG to Buyer hereunder and which have become due but remain unpaid) and shall be paid to ALG in the manner provided in the following paragraphs (b) and (c):

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its borrowings under the Credit and Security Agreement or other cash on hand; and

second, unless ALG or Buyer has declared the Termination Date to have occurred pursuant to this Agreement, by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.

(b) From and after the Termination Date, ALG shall not be obligated to (but may, at its option): (i) sell Receivables to Buyer, or (ii) contribute Receivables to Buyer’s capital pursuant to clause second of Section 1.3(a) unless ALG reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Credit and Security Agreement, Collections, other cash on hand or otherwise.

(c) Although the Purchase Price for each Receivable shall be due and payable in full by Buyer to ALG on the date such Receivable came into existence, settlement of the Purchase Price between Buyer and ALG shall be effected on at least a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same month (or shorter period, as applicable) and based on the information contained in the Purchase Report delivered by ALG for the month then most recently ended. Although settlement shall be effected on Settlement Dates, any contribution of capital by ALG to Buyer made pursuant to clause second of Section 1.3(a) shall be deemed to have occurred and shall be effective as of the last Business Day of the month to which such settlement relates.

Section 1.4 Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of any Receivable is:

(i) reduced as a result of any defective or rejected or returned goods or services, any discount or any adjustment or otherwise by an Originator (other than as a result of such Receivable’s being charged off for credit reasons or reduced as a result of cash Collections actually received),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Section 2.1(c), (h), (i), (j), (l), (q), (r), (s) or the second sentence of Section 2.1(p) hereof are not true when made or deemed made with respect to any Receivable, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder equal to (x) in the case of a partial reduction, the amount of such reduction, and (y) in the case of a total reduction or cancellation, the lesser of the Purchase Price paid for and the Outstanding Balance of such Receivable. If such Purchase Price Credit exceeds the aggregate Purchase Price payable for Receivables coming into existence on any day, then Buyer shall pay the remaining amount of such Purchase Price Credit in cash immediately.

Section 1.5 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of ALG designated from time to time by ALG or as otherwise directed by ALG. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.6 Transfer of Records.

(a) In connection with each Purchase of Receivables hereunder, ALG hereby sells, transfers, assigns and otherwise conveys to Buyer all of ALG’s right and title to and interest in the Records relating to all Receivables sold or contributed hereunder, without the need for any further documentation in connection with such Purchase. In connection with such transfer, ALG hereby grants to each of Buyer, the Agent and each Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by ALG to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by ALG or is owned by others and used by ALG under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, ALG hereby agrees that upon the request of Buyer (or Buyer’s assignee), ALG will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) ALG (i) shall take such action reasonably requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Credit and Security Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from ALG hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and each Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.7 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.2(b), any sale or contribution by ALG to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, ALG hereby grants to Buyer a duly perfected security interest in all of ALG’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account, all other rights and payments relating to the Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables together with all other obligations of ALG hereunder, which security interest shall be prior to all other Adverse Claims thereto. During the existence of any Termination Event, Buyer and the Agent (as its assignee) shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of ALG. ALG hereby represents and warrants to Buyer on the Restatement Effective Date and (except for any representation or warranty that is limited to a specific date or period) on each date on or prior to the Termination Date on which any Receivable comes into existence that:

(a) Existence and Power. ALG is a corporation duly organized, validly existing and in good standing under the laws of Georgia, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and where the failure to qualify would have or could reasonably be expected to cause a Material Adverse Effect, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution, delivery and performance by ALG of the Transaction Documents (i) are within ALG’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of ALG or of any agreement, judgment, injunction, order, decree or other instrument binding upon ALG or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Adverse Claim on any asset of ALG (except as created hereunder). This Agreement and each other Transaction Document to which ALG is a party has been duly executed and delivered by ALG.

(c) No Bulk Sale. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by ALG of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There is no action, suit or proceeding pending, or to the knowledge of ALG overtly threatened in writing, against or affecting ALG or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which has or is likely to have a Material Adverse Effect.

(f) Binding Effect. This Agreement constitutes and, when executed and delivered in accordance with this Agreement, each other Transaction Document to which ALG is a party, will constitute valid and binding obligations of ALG enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(g) Accuracy of Information. All information heretofore furnished by ALG to Buyer or the Agent, as its assignee for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by ALG to Buyer (or the Agent, as its assignee) will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. ALG has disclosed to Buyer and the Agent in writing any and all facts known to the Executive Officers which would have or reasonably would be expected to cause a Material Adverse Effect.

(h) Use of Proceeds. ALG is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Purchase will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U or X..

(i) Good Title. Immediately prior to each Purchase hereunder, ALG (i) is the legal and beneficial owner of the Receivables that are the subject of such Purchase and (ii) is the legal and beneficial owner of the Related Security with respect thereto or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except for Permitted Encumbrances. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect ALG’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to ALG (and ALG shall acquire from ALG) (i) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of ALG’s right, title and interest in the Related Security associated with each Receivable, in each case, free and clear of any Adverse Claim, except for Permitted Encumbrances.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of ALG and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which ALG has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. ALG’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(l) Collections. The conditions and requirements set forth in Section 4.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III. ALG has not granted any Person, other than Buyer (and the Agent, as its assignee) dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. During the period from August 31, 2000 through the Restatement Effective Date, in the good faith judgment of the Executive Officers, no event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(n) Names. The name in which ALG has executed this Agreement is identical to the name of ALG as indicated on the public record of its state of organization which shows ALG to have been organized. In the past five (5) years, ALG has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.

(o) Not a Holding Company or an Investment Company. ALG is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. ALG is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p) Compliance with Law. ALG has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. ALG has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which Buyer (and the Agent, as its assignee) has been notified in accordance with Section 4.1(a).

(r) Payments to ALG. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by ALG constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by ALG of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(s) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Accounting. The manner in which ALG accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales.

(u) Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.

ARTICLE III

CONDITIONS OF PURCHASES

Section 3.1 Conditions Precedent to Restatement Effective Date. Effectiveness of the amendment and restatement of the Existing Agreement embodied herein is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A, (b) the First-Step Sale Agreement (as defined in the Existing Agreement) shall have been terminated, (c) the ASP Receivables shall have been dividended to ABI, and (d) all of the conditions to the initial advance under the Credit and Security Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to All Purchases. Buyer’s obligation to purchase Receivables after the Restatement Effective Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Credit and Security Agreement; (b) Buyer (and the Agent, as its assignee) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by ALG that such statements are then true):

(i) the representations and warranties set forth in Article II are true and correct in all material respects on and as of the date such Receivable came into existence as though made on and as of such date; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold; and

(ii) no event has occurred and is continuing that will constitute a Termination Event or an Unmatured Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash and/or by offset of capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to purchase such Receivable were in fact satisfied. The failure of ALG to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct ALG to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of ALG. Until the date on which this Agreement terminates in accordance with its terms, ALG hereby covenants as set forth below:

(a) Financial Reporting. ALG will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (and the Agent, as its assignee):

(i) Annual Reporting. As soon as available and in any event within 90 days (or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission) after the end of each Fiscal Year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young, LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to Buyer and the Agent.

(ii) Quarterly Reporting. As soon as available and in any event within 45 days (or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission) after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Parent.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by the chief financial officer or the chief accounting officer of the Parent and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Parent shall have filed with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent or Blue Ridge, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (and the Agent’s, as Buyer’s assignee) consent thereto.

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of the Parent or ALG as Buyer (or the Agent, as its assignee) may from time to time reasonably request in order to protect the interests of Buyer (and the Agent, as its assignee) under or as contemplated by this Agreement (except such plans or forecasts which have not been made available by Parent to its creditors).

(b) Notices. ALG will notify Buyer (and the Agent, as its assignee) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Unmatured Termination Events. Within one (1) Business Day after learning thereof by any Responsible Officer, the occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of ALG.

(ii) Defaults Under Other Agreements. Within one (1) Business Day after learning thereof by any Responsible Officer, the occurrence of a default or an event of default under any other financing arrangement pursuant to which ALG is a debtor or an obligor and which relates to a Debt in excess of $25,000,000.

(iii) ERISA Events. If and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; provided, however, that each of the foregoing notices shall not be required to be given unless the reportable event, withdrawal liability, plan termination or trustee appointment involved could reasonably be expected to give rise to a liability of more than $1,000,000 on the part of the Parent or any of its Subsidiaries.

(c) Compliance with Laws and Preservation of Existence. ALG will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. ALG will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except (i) where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect and (ii) ALG may merge or consolidate with any other Person to the extent permitted under Section 7.1(c)(ii) of the Credit and Security Agreement.

(d) Audits. ALG will furnish to Buyer (and the Agent, as its assignee) from time to time such information with respect to it and the Receivables as Buyer (or the Agent) may reasonably request. ALG will, from time to time during regular business hours as requested by Buyer (the Agent as its assignee), upon not less than 3 Business Days’ prior written notice, permit Buyer (and the Agent, as its assignee) or their respective agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of ALG relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of ALG for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to ALG’s financial condition or the Receivables and the Related Security or ALG’s performance under any of the Transaction Documents or ALG’s performance under the Contracts and, in each case, with any of the officers or employees of ALG having knowledge of such matters. To the extent that Buyer (or the Agent, as its assignee), in the course of any such visit or inspection, obtains possession of any Proprietary Information pertaining to ALG or any of its Affiliates, Buyer (or such assign) shall handle such information in accordance with the requirements of Section 14.5 of the Credit and Security Agreement.

(e) Keeping and Marking of Records and Books.

(i) ALG will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). ALG will give Buyer (and the Agent, as its assignee) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) ALG will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (and the Agent, as its assignee), describing Buyer’s ownership interests in the Receivables and further describing the Receivable Interests of the Agent (on behalf of the Lenders) under the Credit and Security Agreement and (B) upon the request of Buyer (or the Agent, as its assignee) and when a Termination Event is in existence: (x) mark each Contract with a legend describing Buyer’s ownership interests in the Receivables and further describing the Receivable Interests of the Agent (on behalf of the Lenders) and (y) deliver to Buyer (or the Agent, as its assignee) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. ALG will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) [Reserved].

(h) Ownership. ALG will take all necessary action to establish and maintain, irrevocably in Buyer, (i) legal and equitable title to the Receivables and the Collections and (ii) all of ALG’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claims other than Permitted Encumbrances (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or the Agent, as its assignee) may reasonably request).

(i) Lenders’ Reliance. ALG acknowledges that the Agent and the Lenders are entering into the transactions contemplated by the Credit and Security Agreement in reliance upon Buyer’s identity as a legal entity that is separate from ALG and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, ALG will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of ALG and any Affiliates thereof and not just a division of ALG or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, ALG (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the “separateness covenants” set forth in Section 7.1(i) of the Credit and Security Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between ALG and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(j) Collections. ALG will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to ALG or any Affiliate of ALG, ALG will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, ALG will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. ALG will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (and the Agent, as its assignee) as contemplated by this Agreement and the Credit and Security Agreement.

(k) Taxes. ALG will file all material tax returns and reports required by law to be filed by it and promptly pay all material taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. ALG will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

Section 4.2 Negative Covenants of ALG. Until the date on which this Agreement terminates in accordance with its terms, ALG hereby covenants that:

(a) Name Change, Offices and Records. ALG will not change its (i) state of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of Buyer’s interest in the Receivables or the associated Related Security and Collections, or any office where Records are kept unless it shall have: (i) given Buyer (and the Agent, as its assignee) at least ten (10) days’ prior written notice thereof and (ii) delivered to Buyer (and the Agent, as its assignee) all financing statements, instruments and other documents reasonably requested by Buyer (and the Agent, as its assignee) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. ALG will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (and the Agent, as its assignee) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that ALG may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. ALG will not make any material change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as a Servicer pursuant to the Credit and Security Agreement, ALG will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. ALG will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein and the Permitted Encumbrances), and ALG will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under ALG (other than Permitted Encumbrances).

(e) Accounting for Purchases. ALG will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by ALG to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by ALG to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) ALG shall fail to make any payment or deposit required to be made by it under the Transaction Documents when due and, for any such payment or deposit which is not in respect of principal, such failure continues for two (2) consecutive Business Days.

(b) ALG shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to ALG by the Buyer or (ii) an Executive Officer otherwise becomes aware of any such failure; provided, however, that such cure period shall be extended for a period of time, not to exceed an additional 30 days, reasonably sufficient to permit ALG to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional 30 days, ALG has commenced efforts to cure such failure during the initial 30-day period and ALG is diligently pursuing such cure.

(c) Any representation, warranty, certification or statement made by ALG in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(d) An Event of Bankruptcy shall occur with respect to the Parent or any of its Material Subsidiaries.

(e) A Change of Control shall occur.

(f) One or more judgments or orders for the payment of money in an aggregate amount in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended shall be rendered against the Parent, either Originator or the Buyer and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days.

(g) Either of the Originators or any Subsidiary shall fail to make any payment in respect of Debt outstanding in an aggregate amount in excess of $25,000,000 when due or within any applicable grace period.

(h) Any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of either of the Originators or any Subsidiary in an aggregate amount in excess of $25,000,000 (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Originator or Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or “put” of such Debt to such Originator or Subsidiary).

(i) The Parent or any member of the Controlled Group shall fail to pay when due any amount in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Parent, any member of the Controlled Group, any plan administrator or any combination of the foregoing if the amount of liability involved is in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter if the amount of liability involved is in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated, if the amount involved is in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended.

(j) A federal tax lien shall be filed against the Parent, either Originator or Buyer under Section 6323 of the Tax Code or a lien of the PBGC shall be filed against the Parent, either Originator or Buyer under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing if the aggregate amount involved is in excess of 10% of Stockholders’ Equity as of the end of the Fiscal Quarter just ended.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by ALG; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to ALG under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by ALG and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by ALG to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnities by ALG. Without limiting any other rights that Buyer may have hereunder or under applicable law, ALG hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including actual and reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or actually incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:

(a) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or by reason of such Indemnified Party’s breach of its obligations hereunder or other legal duty;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Lenders of Receivable Interests under the Credit and Security Agreement as a loan or loans by the Lenders to Buyer secured by, among other things, the Receivables, the Related Security and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of ALG or limit the recourse of Buyer to ALG for amounts otherwise specifically provided to be paid by ALG under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, ALG shall indemnify Buyer for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made by ALG (or any officers of ALG) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by ALG pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;

(ii) the failure by ALG, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of ALG to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of ALG to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to ALG in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby except to the extent arising from Buyer’s own gross negligence or willful misconduct;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event described in Section 5.1(d);

(x) [reserved];

(xi) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of ALG’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim;

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Purchase or at any subsequent time;

(xiii) any action or omission by ALG which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable (for any reason other than the application of Collections thereto or charge-off of any Receivable as uncollectible) unless the Buyer has received a Purchase Price Credit therefor;

(xiv) any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action; and

(xvi) the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report to be an Eligible Receivable at the time acquired by Buyer.

Section 6.2 Other Costs and Expenses. ALG shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses actually incurred in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. ALG shall pay to Buyer on demand any and all reasonable costs and expenses of Buyer, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or the Agent, as its assignee) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by ALG and Buyer and, to the extent required under the Credit and Security Agreement, the Agent and the Liquidity Banks or the Required Liquidity Banks. Any material amendment, supplement, modification of waiver will required satisfaction of the Rating Agency Condition.

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) ALG agrees that from time to time, at its expense, it will promptly execute (if required), deliver and authorize the filing of all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or the Agent, as its assignee) may reasonably request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivable Interests, or to enable Buyer (or the Agent, as its assignee) to exercise and enforce their rights and remedies hereunder. At any time when a Termination Event Exists, Buyer (or the Agent, as its assignee) may, at ALG’s sole cost and expense, direct ALG to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If ALG fails to perform any of its obligations hereunder, Buyer (or the Agent, as its assignee) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) actual and reasonable costs and expenses incurred in connection therewith shall be payable by ALG as provided in Section 6.2. ALG irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or the Agent, as its assignee), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of ALG (i) to authorize on behalf of ALG as debtor the filing of financing statements necessary or desirable in Buyer’s (or the Agent, as its assignee’) reasonable opinion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and associated Related Security and Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or the Agent, as its assignee) in their reasonable opinion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable. From and after July 1, 2001: (A) ALG hereby authorizes Buyer (and the Agent, as its assignee) to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of ALG, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (and the Agent, as its assignee) hereunder, (B) ALG acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent (as Buyer’s assignee), consenting to the form and substance of such filing or recording document, and (C) ALG approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent (as Buyer’s assign) in connection with the perfection of the ownership or security interests in favor of Buyer or the Agent (as Buyer’s assign).

Section 7.4 Confidentiality of Fee Letter. Each of ALG and Buyer shall maintain and shall cause each of its employees, officers and advisers to maintain the confidentiality of the Fee Letter, except that Buyer and its officers and employees may disclose such information to Buyer’s external consultants, accountants and attorneys and as required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) or to the extent necessary to enforce its rights under the Transaction Documents.

Section 7.5 Bankruptcy Petition.

(a) ALG and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) ALG covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.6 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of Blue Ridge, the Agent or any Liquidity Bank, no claim may be made by ALG or any other Person against Blue Ridge, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and ALG hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION, OR THE EFFECT OF PERFECTION OR NONPERFECTION, OF THE OWNERSHIP INTERESTS OR SECURITY INTERESTS OF ALG OR ANY OF ITS ASSIGNS.

Section 7.8 CONSENT TO JURISDICTION. EACH OF ALG AND BUYER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN FULTON COUNTY, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR THE AGENT, AS ITS ASSIGNEE) TO BRING PROCEEDINGS AGAINST ALG IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ALG AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ALG PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN FULTON COUNTY, GEORGIA.

Section 7.9 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ALG PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of ALG, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). ALG may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of ALG. Without limiting the foregoing, ALG acknowledges that Buyer, pursuant to the Credit and Security Agreement, may assign to the Agent, for the benefit of the Lenders, its rights, remedies, powers and privileges hereunder and that the Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Credit and Security Agreement. ALG agrees that the Agent, as the assignee of Buyer, shall, subject to the terms of the Credit and Security Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and ALG agrees to cooperate fully with the Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by ALG pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

<signature pages follow>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ACUITY LIGHTING GROUP, INC., A DELAWARE CORPORATION
By:	/s/ Vernon J. Nagel
Name:	Vernon J. Nagel
Title:	Executive Vice President, Finance
Address:
Acuity Lighting Group, Inc.
1170 Peachtree Street, Suite 2400
Atlanta, Georgia 30309

Attention: Treasurer

Fax No.:	(404) 853-1430
Telephone No.:	(404) 853-1423

ACUITY UNLIMITED, INC., A DELAWARE CORPORATION

By:	/s/ Vernon J. Nagel
Name:	Vernon J. Nagel
Title:	Executive Vice President & C.F.O.
Address:

Acuity Unlimited, Inc.
1170 Peachtree Street, Suite 2400
Atlanta, Georgia 30309

Attention: General Counsel

Phone:	(404) 853-1440
Fax:	(404) 853-1015

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Credit and Security Agreement (hereinafter defined).

“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Amended and Restated Receivables Sale and Contribution Agreement, dated as of September 2, 2003, between ALG and Buyer, as the same may be amended, restated or otherwise modified.

“ALG” has the meaning set forth in the preamble to the Agreement, and such term shall include such Person’s successors and permitted assigns.

“Blue Ridge” has the meaning set forth in the Preliminary Statements to the Agreement.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Capital Leases” means leases which are required to be capitalized in accordance with GAAP.

“Change of Control” means (a) the Parent ceases to own, directly or indirectly, 100% of the outstanding voting stock of each of the Originators and Buyer, or (b) (i) any Person or two or more Persons acting in concert shall have acquired after the Closing Date beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Parent; or (ii) the individuals who, as of the Closing Date, are members of the Board of the Parent (the “Incumbent Board” ) cease for any reason thereafter to constitute at least 66 2/3% of the Board of the Parent; provided, however, that if the election, or nomination for election by the Parent’s stockholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall, for purposes of this definition, be considered as a member of the Incumbent Board.

“Consolidated Debt” means at any date the Debt of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Operating Profits” means, for any period, the Operating Profits of the Parent and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Parent in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the total assets of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Parent and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent, are treated as a single employer under Section 414 of the Tax Code.

“Credit and Collection Policy” means ALG’s credit and collection policies and practices relating to Contracts and Receivables existing on the date of the Existing Agreement and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Credit and Security Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable profit on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period, (ii) the risk of nonpayment by the Obligors, and (iii) the cost of compensating someone to service and collect the Receivables for Buyer and the Agent, as their interests may appear. ALG and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a month, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the month during which ALG and Buyer agree to make such change.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Executive Officer” means any of the chief executive officer, president, executive vice president or senior vice president of the Parent.

“Fiscal Quarter” means any fiscal quarter of the Parent.

“Fiscal Year” means any fiscal year of the Parent.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Initial Cutoff Date” means the Business Day immediately prior to the date of the Existing Agreement.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Parent and its Subsidiaries (taken as a whole), (ii) the ability of ALG to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv)

ALG’s, Buyer’s, the Agent’s or any Lender’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Subsidiary” means (i) each Originator and Buyer and (ii) each other Consolidated Subsidiary, now existing or hereinafter established or acquired, that at any time prior to the payment in full of all Aggregate Unpaids under the Credit and Security Agreement either (x) has or acquires total assets in excess of 10% of Consolidated Total Assets at the end of the most recent Fiscal Quarter, or (y) contributed more than 10% of Consolidated Operating Profits for the 4 most recent Fiscal Quarters then ended (or, with respect to any Subsidiary which existed during the entire 4 Fiscal Quarter period but was acquired by the Parent during such period, which would have contributed more than 10% of Consolidated Operating Profits for such period had it been a Subsidiary for the entire period, as determined on a pro forma basis in accordance with GAAP).

“Moody’s” means Moody’s Investor Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Worth” means as of the last Business Day of each month preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the Aggregate Invested Amount outstanding at such time.

“Operating Profits” means, as applied to any Person for any period, the sum of (i) net revenues, less (ii) cost of goods and services sold, less (iii) operating expenses (including depreciation and amortization) of such Person for such period, as determined in accordance with GAAP.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.

“Originator” means ALG in its capacity as the seller under this Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means ABI and its successors and assigns.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” shall mean the following: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; and (b) Liens created by the Transaction Documents.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Tax Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Proprietary Information” means all information about the Performance Guarantor or any of its Subsidiaries which has been furnished to the Agent or any Lender by or on behalf of the Performance Guarantor or any of its Subsidiaries before or after the date of the Existing Agreement or which is obtained by any Lender or the Agent in the course of any Review made pursuant to Section 7.1(d) of the Credit and Security Agreement; provided, however, that the term “Proprietary Information” does not include information which (x) is or becomes publicly available (other than as a result of a breach of Section 14.5 of the Credit and Security Agreement), (y) is possessed by or available to the Agent or any Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by either Borrower or Subsidiary or (z) becomes available to the Agent or any Lender on a non-confidential basis from a Person which, to the knowledge of the Agent or such Lender, as the case may be, is not bound by a confidentiality agreement with the Performance Guarantor or any of its Subsidiaries and is not otherwise prohibited from transmitting such information to the Agent or such Lender. In the event the Agent or any Lender is required to disclose any Proprietary Information by virtue of clause (ii) (but only if and to the extent such disclosure has not been sought by the Agent or any Lender, and if neither the Performance Guarantor nor any Borrower is a party to such litigation), (iv) or (v) above, to the extent such Lender or the Agent (as the case may be) determines in good faith that it is permissible by law so to do, it shall promptly notify the Performance Guarantor of same so as to allow the Performance Guarantor or its Subsidiaries to seek a protective order or to take other appropriate action; provided, however, neither any Lender nor the Agent shall be required to delay compliance with any directive to disclose any such information so as to allow the Performance Guarantor or any of Subsidiaries to effect any such action.

“Purchase” means a purchase pursuant to Section 1.2(a) of the Agreement by Buyer from ALG of Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Price” means, with respect to the Purchase, the aggregate price to be paid by Buyer to ALG for such Purchase in accordance with Section 1.3 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.

“Purchase Report” means a monthly report by ALG in substantially the form of Exhibit VI to the Agreement.

“Receivable” means all indebtedness and other obligations owed to ALG (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement), including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by ALG and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the Obligor or Buyer treats such indebtedness, rights or obligations as a separate payment obligation.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Related Security” means, with respect to any Receivable:

(i) all of ALG’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by ALG gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of ALG’s right, title and interest in each Lock-Box and each Collection Account, and

(vii) all proceeds of any of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 3% of the Borrowing Limit under the Credit and Security Agreement, and (b) the product of (i) 1.5 times the product of the Default Ratio times the Default Horizon Ratio, each as determined from the most recent Monthly Report received from the Servicers under the Credit and Security Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from the Servicers under the Credit and Security Agreement.

“Responsible Officer” means any Executive Officer as well as any other officer of the Parent who is primarily responsible for the administration of the transactions contemplated by the Transaction Documents.

“Restatement Effective Date” means the later to occur of (a) September 2, 2003, and (b) the Business Day on which each of the conditions precedent set forth in Sections 3.1 and 3.2 has been satisfied.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Settlement Date” has the meaning given to that term in the Credit and Security Agreement.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Parent and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Parent and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Parent or any of its Consolidated Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date (as defined in the Credit and Security Agreement), (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to ALG following the occurrence and during the continuation of any other Termination Event, and (iv) the date which is 10 Business Days after Buyer’s receipt of written notice from ALG that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Credit and Security Agreement, and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Georgia; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Buyer’s interest in the Receivables is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Georgia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of Georgia, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Places of Business; Locations of Records;

Federal Employer Identification Number(s); Other Names

Places of Business:

1170 Peachtree Street, Suite 2400

Atlanta, Georgia 30309

Chief Executive Office:

1170 Peachtree Street, Suite 2400

Atlanta, Georgia 30309

Principal Place of Business:

1170 Peachtree Street, Suite 2400

Atlanta, Georgia 30309

Locations of Records:

1170 Peachtree Street, Suite 2400

Atlanta, Georgia 30309

One Lithonia Way

Conyers, Georgia 30012

214 Oakwood Avenue

Newark, Ohio 43055

Federal Employer Identification Number: 58-2633371

Legal, Trade and Assumed Names: Lithonia Lighting, Holophane, Metal Optics, Hydrel, Austin Lighting Products, Antique Street Lamps, American Electric Lighting and Peerless

Exhibit III

NAMES OF COLLECTION BANKS; LOCK-BOXES & COLLECTION ACCOUNTS

LOCK-BOX	RELATED COLLECTION ACCOUNT
P.O. Box 100863 Atlanta, GA 30384	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	Lithonia Lighting, a division of ALG Lockbox #100863, DDA#3750249781 Bank of America 111000012 Louvenia Parker 404-607-5441 404-532-3404

P.O. Box 360305 Pittsburgh, PA 15251 Dept. LA 21025 Pasadena, CA 91185-1025	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	Lithonia Lighting, a division of ALG DDA#1911121 Mellon Bank, Pittsburgh PA 043000261 Edith Rickle 412-234-6563 412-209-6082

P.O. Box 8060 Philadelphia, PA 19175-8060	Name of Current Account Holder: Account Number: Bank Name: ABA Number: Contact Person: Contact’s Tel: Contact’s Fax:	Holophane Corporation, a division of ALG DDA#2280923 Mellon Bank, Pittsburgh PA 043000261 Edith Rickle 412-234-6563 412-209-6082

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale and Contribution Agreement dated as of September 2, 2003 (the “Agreement”) between Acuity Lighting Group, Inc., a Delaware corporation (“ALG”), and Acuity Unlimited, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, IN HIS OR HER REPRESENTATIVE CAPACITY ON BEHALF OF THE PARENT, THAT:

1. I am the duly elected                      of Acuity Brands, Inc., a Delaware corporation (the “Parent”).

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent has taken, is taking, or proposes to take with respect to each such condition or event:                                                  ].

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered in the undersigned’s representative capacity on behalf of the Parent, all as of this              day of                     , 200_.

[Name]

Exhibit V

Credit and Collection Policy

[GRAPHIC APPEARS HERE]

CREDIT APPROVAL PROCESS

A. NEW CUSTOMER

When an agent desires to establish a new distributor, he will have the prospective customer complete Lithonia Lighting – Application for Appointment. A blank application has been included in this publication. Upon completion of the application, the agent will forward it for approval to the Director of Latin American Sales. When approved, the application will be forwarded to the International Credit Manager for the purpose of establishing the account and for investigating credit accommodations.

When submitting an application, the agency will ensure that the credit section is completed and accompanied by:

-	current financial statements (balance sheet and income statement)

-	credit references

-	bank references.

If applicable, the following information can be submitted:

-	personal guarantee

-	irrevocable letter of credit

Upon receipt of an approved application, the International Credit Manager will analyze all available information and establish an account number and a credit guide which is appropriate for the information available. The account number will be identified to the agency and to the International Sales Department. This process can be quite quite-time consuming . Occasionally, it may be preferable to establish an account without credit review. In general, until a credit analysis can be performed and open credit accommodations approved, the terms of sale will be “cash in advance.” The agency and the International Sales Department will specify if there are pending orders or special circumstances. All investigations will be expedited. However, please be aware that no order will be released for shipment without prior credit approval.

Note: A deposit is required on a cash in advance order if the product is not generally stocked in inventory or has special production requirement. Depending on the circumstances, a deposit of between 25% to 50% is required prior to processing the order. An agent should communicate this information to the client before entering an order.

B. EXISTING CUSTOMER

Customer accounts are periodically reviewed and the credit guide may be amended at any time depending on the circumstances. Various factors are considered but significant consideration is given to financial information and the established payment record. An agent may request, at any time, a credit review of a customers account by the International Credit Manager.

Procedures are established that provide a systematic process for reviewing specific orders. When orders are entered which exceed the established credit guide, or when there is a past due balance, the order will not automatically be released for shipment. However, the order will be included in the production scheduling process.

Credit guides are expressed in an alpha/numeric format - C050. The alpha code corresponds to the selling price of a given order. The numeric code is expressed in thousands and references the dollar limit guide for the customer’s balance. The numeric value of the order is based on its selling price value at the point of entry. A currency conversion is not required. An order will “pass” the automatic credit checking criteria if it is less than both the alpha and numeric code. Credit guides function in the following manner:

1.	Each customer is assigned a credit guide by Lithonia’s Credit Department. These guides have an alpha range of A through F, H, and I with the following single order limits:

“A”	single order limit $25,000
“B”	single order limit $10,000
“C”	single order limit $ 5,000
“D”	single order limit $ 2,500
“E”	single order limit $ 1,000
“F”	$ 0 (order on hold)
“H”	$ 0 (order on hold)
“I”	$ 0 (order on hold for cash in advance)

2. A credit guide of A999 will allow that customer’s orders to pass without being placed on credit review or credit hold. This guide is reserved for customers who have a high (favorable) credit rating and are least likely to delay or default on a payment.

3. An order for a customer with a credit guide of F, H or I will be placed on credit hold. All other guides can place the customer’s order on credit review.

4. If the total order DSP$ is greater than the customer’s credit guide limit (alpha code), the order is placed on either credit review or credit hold.

5. If the total customer balance, including this order, is greater than the customer’s credit guide limit (numeric value), the order is placed on either credit review or credit hold. This is based on the customer’s outstanding receivable balance which includes the DSP$ of the order under review.

Any order exceeding the established credit guide is not automatically released for shipment and must be cleared as authorized by the International Credit Manager. It is recommended that agency personnel contact the credit department before accepting or placing large orders that clearly exceed the customers credit guide so that proactive communications may be initiated.

The agency should immediately notify Lithonia Lighting’s International Credit Manager of any changes that affect the customers financial standing, or ability to make payments business.

COLLECTION

It is the responsibility of the Lithonia Lighting Credit Department to make collection efforts directly to the customer. However, in some cases, agency assistance may be requested in addressing collection problems.

Orders placed for a customer with a past due balance or a balance that exceeds the established credit guide will be reviewed prior to shipment and may not be released for shipment until resolution of the specific situation. Both the customer and the agent will be notified to obtain an immediate resolution.

When payments are sent by paying customers, it is imperative that they provide details confirming specific invoices and specific amounts paid for each invoice. When customers make an advance payment on a particular order, specific details are required to assure proper application of the payment and release of the corresponding order. Any short payment should include a complete explanation and supported by documentation.

COMMISSIONS

Lithonia Lighting Finance Department is responsible for the processing of monthly agent commission payments. In the first two weeks of each month, the Regional Sales Manager will notify the agent of the total amount of the commission he will receive. The agent will then bill Lithonia lighting Mexico, SA de CV for the amount of the commission.

As soon as Lithonia Finance Department received the invoice, it will issue the payment. This payment can be processed via check or direct deposit.

Purchases by an agency are highly restricted and must be approved by the International Sales Department. When approved, orders receive standard terms of 1% 10 days prox, net 25 prox. An outstanding balance after the payment due date will be deducted from the agency’s monthly commission payment.

Note: Agency orders have to be approved by sales management prior to shipping. Agencies are not authorized to place customer order on their accounts.

PAYMENTS

In order to process payments efficiently, we request that our customers provide Lithonia Lighting with a remittance advice.

The following information should always be included when making payments: Account name, Lithonia Lighting customer number, Lithonia Lighting order numbers, amount paid for each invoice, reason for short payment or deduction if applicable.

When customers make an advance payment on a particular order, specific details are required to assure proper application of the payment and release of the corresponding order. Any short payment should include a complete explanation and supported by documentation included with the payment.

For additional information please contact:

Lithonia Lighting

Credit Department

One Lithonia Way, Conyers, GA30012

Phone (770)922-9000 Fax (770)388-0229

OR

Greg Holm

Vice President, Revenue Realization

One Lithonia Way, Conyers, Georgia 30012

Greg.Holm@Lithonia.com ; www.Lithonia.com

INTERNATIONAL CUSTOMERS AND PAYMENTS

Payments can be made by wire transfer to:

Bank of America

Dallas, Texas, U.S.A.

Account No.:375 024 9781

ABA No.:    111 000 012

Account Name:            Lithonia Lighting

Swift CODE:  BOAFAAUS3N

US dollar payments can also be sent to:

Lithonia Lighting

International Credit Manager

One Lithonia Way

Conyers, GA 30012

Phone (770) 922-9000, Fax(770) 388-0229

For additional information please contact:

Greg Holm

Vice President, Revenue Realization

One Lithonia Way, Conyers, Georgia 30012

Phone (770) 922 9000 ext 2697, Fax (770) 388 0229

Greg.Holm@Lithonia.com ; www.Lithonia.com

LITHONIA LIGHTING

ONE LITHONIA WAY

CONYERS, GA 30012

Exhibit VI

[Form of] Purchase Report

For the month beginning [date] and ending [date]

TO: BUYER AND THE AGENT (AS BUYER’S ASSIGNEE)

Aggregate Outstanding Balance of all Receivables sold during the period:	$			A

Less: Aggregate Outstanding Balance of all Receivables sold during such period which were not Eligible Receivables on the date when sold:	$(	)		(B	)

Equals: Aggregate Outstanding Balance of all Eligible Receivables sold during the period (A—B):			$	=C

Less: Purchase Price discount during the Period:	$(	)		(D	)

Equals: Gross Purchase Price Payable during the period (C – D)			$	=E

Less: Total Purchase Price Credits arising during the Period:	$(	)		(F	)

Equals: Net Purchase Price payable during the Period (E—F):			$	=G

Cash Purchase Price Paid to ALG during the Period:	$			H

Aggregate Outstanding Balance of Receivables contributed during the Period:	$			I

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER

ON OR PRIOR TO THE RESTATEMENT EFFECTIVE DATE

I. Parties.

Blue Ridge =	Blue Ridge Asset Funding Corporation
Wachovia =	Wachovia Bank, National Association
ABI =	Acuity Brands, Inc.
ALG =	Acuity Lighting Group, Inc.
ASP =	Acuity Specialty Products Group, Inc.
AUI =	Acuity Unlimited, Inc. (f/k/a L&C Funding, Inc.)
AEI =	Acuity Enterprise, Inc.

II. Anticipated Closing Documents.

1.	Amended and Restated Receivables Sale Agreement between ALG and AUI

2.	[New] Receivables Sale Agreement between ASP and AEI.

3.	Termination Agreement with respect to the existing First-Step Agreement between ALG and ASP.

4.	Credit and Security Agreement among AUI, AEI, ALG and ASP, as Servicers, Blue Ridge and Wachovia.

5.	Performance Undertaking by ABI in favor of AUI and AEI.

6.	Fee Letter among Agent, AEI and AUI.

7.	A certificate of the [Assistant] Secretary of each of ABI, ALG, ASP, AUI and AEI (collectively, the “Companies”) certifying:

(a) A copy of the Resolutions of its Board of Directors authorizing its execution, delivery and performance of the Transaction Documents to which it is a party;

(b) A copy of its certificate/articles of incorporation (also certified by the Secretary of State of its State of Incorporation on or within thirty (30) days prior to closing)[, as amended and/or restated through the closing date];

(c) A copy of its by-laws, as amended)[, as amended and/or restated through the closing date];

(d) A copy of a good standing certificate issued by the Secretaries of State of (i) its state of incorporation, and (ii), if different, that state where it maintains its principal place of business; and

(e) The names, titles and signatures of its officers authorized to execute the Transaction Documents.

8.	Pre-filing state and federal tax lien, judgment lien and UCC lien searches in the following locations against the following names:

•	Debtor name: Acuity Lighting Group, Inc.

UCC Lien Search Jurisdictions: Delaware, Georgia

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

•	Debtor name: Acuity Specialty Products Group, Inc.

UCC Lien Search Jurisdictions: Delaware, Georgia

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

•	Debtor name: L&C Funding, Inc.

UCC Lien Search Jurisdictions: Delaware, Georgia

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

•	Debtor name: Acuity Unlimited, Inc.

UCC Lien Search Jurisdictions: Delaware, Georgia

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

•	Debtor name: Acuity Enterprise, Inc.

UCC Lien Search Jurisdictions: Delaware, Georgia

Federal and State Tax Lien and Judgment Lien Jurisdictions: Delaware, Georgia and Fulton County (Georgia)

9.	UCC Financing Statements: (a) Amendment to existing ALG financing statements; (b) Delaware UCC-1 for ASP; (c) Delaware UCC-1s for AEI and AUI

10.	UCC Termination Statement for existing filing between ASP and ALG.

11.	Amended and Restated Collection Account Agreements for each Lock-Box and Collection Account:

•	Bank of America

•	Mellon

•	Wachovia.

12.	A favorable opinion of inhouse counsel to ABI as to certain matters.

13.	A favorable opinion of Kilpatrick Stockton as to certain corporate matters.

14.	A favorable opinion of Kilpatrick Stockton as to certain UCC matters.

15.	A favorable “true sale” opinion of Kilpatrick Stockton.

16.	A favorable “nonconsolidation” opinion of Kilpatrick Stockton .

17.	A Monthly Report as at July 31, 2003

18.	Liquidity Agreement by and between Blue Ridge and Wachovia.